UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549


FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP


[ ] Check this box if no longer subject to Section 16.
    Form 4 or Form 5 obligations may continue.
1. Name and Address of Reporting Person(s)
   Copeland, Brenda
   The Commons, PO Box 460


   Ithaca, NY 14851
2. Issuer Name and Ticker or Trading Symbol
   Tompkins Trustco, Inc. (TMP)
3. I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)


4. Statement for Month/Year
   09/00
5. If Amendment, Date of Original (Month/Year)
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   [ ] Director                   [ ] 10% Owner
   [X] Officer (give title below) [ ] Other (specify below)
   Executive Vice President
7. Individual or Joint/Group Filing (Check Applicable Line)
   [X] Form filed by One Reporting Person
   [ ] Form filed by More than One Reporting Person


Table I   Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
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1)Title of Security                           2)Trans-    3.Trans- 4.Securities Acquired(A)      5)Amount of    6)  7)Nature of
                                              action      action   or Disposed of (D)            Securities         Indirect
                                              Date        Code                   A               Beneficially   D   Beneficial
                                              (Month/                            or              Owned at       or  Ownership
                                              Day/Year)   Code V   Amount        D  Price        End of Month   I
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Common Stock                                                                                     1,218          I  by Son
Common Stock                                                                                     487            I  by Spouse
Common Stock - ESOP                                                                              8,489          D  Direct
Common Stock DRIP                                                                                248            D  Direct
Common Stock DRIP                                                                                26             I  by Son
Common Stock DRIP                                                                                10             I  by Spouse
Common Stock                                                                                     47,026         D  Direct


Table II (PART 1)  Derivative Securities Acquired, Disposed of, or Beneficially Owned  (Columns 1 through 6)
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1)Title of Derivative          2)Conversion    3)Trans-       4)Trans-  5)Number of Derivative            6)Date Exercisable and
Security                       or Exercise     action         action    Securities Acquired (A)           Expiration Date
                               Price of        Date           Code      or Disposed of (D)
                               Derivative
                               Security                       Code  V   A                D                Exercisable  Expiration
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Incentive Stock Option (right  $26.6250        09/14/00       A         15,020                                         09/14/10
to buy)
Non-Qualified Stock Option     $26.6250        09/14/00       A         4,980                                          09/14/10
(right to buy)


Table II (PART 2)  Derivative Securities Acquired, Disposed of, or Beneficially Owned  (Columns 1,3 and 7 through 11)
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1)Title of Derivative          3)Trans-  7)Title and Amount                           8)Price     9)Number of   10) 11)Nature of
Security                       action    of Underlying                                of Deri-    Derivative        Indirect
                               Date      Securities                                   vative      Securities    D   Beneficial
                                                                        Amount or     Security    Beneficially  or  Ownership
                                                                        Number of                 Owned at      I
                  -                      Title                          Shares                    End of Month
------------------------------------------------------------------------------------------------------------------------------------
Incentive Stock Option (right  09/14/00  Common Stock                   15,020                    15,020        D   Direct
to buy)
Non-Qualified Stock Option     09/14/00  Common Stock                   4,980                     4,980         D   Direct
(right to buy)


Explanation of Responses:



SIGNATURE OF REPORTING PERSON
/s/ Copeland, Brenda
DATE 10/10/00